Exhibit 3.15(b)

CERTIFICATE OF FORMATION

OF

WESTLAKE POLYMERS LLC

This Certificate of Formation is being executed as of December 31, 2007 in connection with the conversion of Westlake Polymers LP, a Delaware limited partnership, to a Delaware limited liability company.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Westlake Polymers LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 103 Foulk Road, Suite 200, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is CSC Entity Services, LLC.

3. Effective Date. This Certificate of Formation shall be effective at 11:35 pm (EST) on December 31, 2007.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ Albert Chao
Name:	Albert Chao
Authorized Person